Exhibit 99.5

SIXTH AMENDMENT TO

FIRST AMENDED, RESTATED, AND CONSOLIDATED

LOAN AND SECURITY AGREEMENT

This SIXTH AMENDMENT TO FIRST AMENDED, RESTATED, AND CONSOLIDATED LOAN AND SECURITY AGREEMENT (the “Amendment” or “Sixth Amendment”), dated as of March 24, 2008, is entered into by and among the lenders party hereto (the “Lenders”), Wells Fargo Retail Finance, LLC (as successor in interest to Wells Fargo Retail Finance II, LLC), a Delaware limited liability company, as Arranger and Administrative Agent for the Lenders (the “Agent”), The Walking Company, a Delaware corporation, and Big Dog USA, Inc., a California corporation (individually and collectively, the “Borrowers”), and Big Dog Holdings, Inc., a Delaware corporation (the “Parent”).

RECITALS

WHEREAS, Borrowers, Parent, Agent and Lenders have executed and delivered that certain First Amended, Restated, and Consolidated Loan and Security Agreement, dated as of July 7, 2005, as amended by that certain First Amendment to the First Amended, Restated, and Consolidated Loan and Security Agreement dated August 31, 2005, as amended by that certain Second Amendment to the First Amended, Restated and Consolidated Loan and Security Agreement dated October 23, 2006, as amended by that certain Third Amendment to the First Amended, Restated and Consolidated Loan and Security Agreement dated as of November 28, 2006, as amended by that certain Fourth Amendment to the First Amended, Restated and Consolidated Loan and Security Agreement dated as of April 2, 2007, as amended by that certain Fifth Amendment to the First Amended, Restated and Consolidated Loan and Security Agreement dated as of May, 2007 (collectively, as such may be amended, restated, supplemented and/or modified from time to time, hereafter, the “Loan Agreement”);

WHEREAS, the Parent and Borrowers have notified the Agent and Lenders that an Event of Default has occurred under Section 8.2 of the Loan Agreement as a result of the Borrowers' breaching the EBITDA covenant in violation of Section 7.21(a)(ii) of the Loan Agreement for the fiscal month ended December 31, 2007 (the “Specified Event of Default”);

WHEREAS, the Parent and Borrowers have requested that the Agent and Lenders waive the Specified Event of Default and agree to certain modifications of the Loan Agreement as set forth herein; and

WHEREAS, Agent and Lenders are willing to issue such waiver and agree to such modifications, subject to and pursuant to the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and conditions set forth herein, the parties hereby agree as follows:

1.	RELATION TO THE LOAN AGREEMENT; DEFINITIONS.

1.1.           Relation to Loan Documents. This Amendment constitutes an integral part of the Loan Agreement and shall be deemed to be a Loan Document for all purposes. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement,” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

1.2.           Definitions. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Loan Agreement unless specifically defined herein.

(a)           New Definitions. The following new definitions shall be added to the Loan Agreement:

(i)
“Effective Date of the Sixth Amendment” means the “Effective Date” as defined in that certain Sixth Amendment to First Amended, Restated, and Consolidated Loan and Security Agreement dated March 24, 2008, among Lenders, Agent, Borrowers and Parent.

(ii)	“Specified Event of Default” shall have the meaning set forth in the recitals to the Sixth Amendment.

2.	AMENDMENT TO THE LOAN DOCUMENTS.

2.1           Capital Expenditures. Pursuant to Section 7.21(a)(i) of the Loan Agreement, so long as the Obligations remain outstanding, the Agent in its Permitted Discretion may establish the permissible level of Capital Expenditures for each of Borrowers' Fiscal Years. Effective for the 2008 Fiscal Year, the Borrowers shall not make capital expenditures, measured on a consolidated basis in excess of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (inclusive of any tenant allowances) for the 2008 fiscal year.

2.2           Amendment to EBITDA Covenant. Effective with respect to the fiscal month ended January, 2008, the Borrowers shall be required to achieve the following EBITDA levels cumulative from January 1, 2008 through the last day of the applicable months set forth below rather than the required amount of EBITDA on any prior charts for this period incorporated in Section 7.2l(a)(ii).

Applicable Period (month ending)	Required Cumulative EBITDA Amount
January, 2008	$(3,500)
February, 2008	$(6,000)
March, 2008	$(7,250)

Applicable Period (month ending)	Required Cumulative EBITDA Amount
April, 2008	$(7,750)
May, 2008	$(7,750)
June, 2008	$(6,750)
July, 2008	$(5,800)
August, 2008	$(5,200)
September, 2008	$(4,800)
October, 2008	$(4,000)
November, 2008	$(1,800)
December, 2008	$5,000

In the event that Borrowers fail to achieve the minimum EBITDA level required under the above chart for any period, the Agent shall not declare an Event of Default to have occurred solely on account of such failure for a period of five (5) Business Days after their receipt of the financial statements from Borrowers demonstrating such failure or if such financial statements are not delivered by the Borrowers on the date when due hereunder, written five (5) Business Days of the date when due; provided, however, that the foregoing shall not prohibit the Agent from declaring an Event of Default based on any other circumstance or event which may then exist. If, prior to the end of such five (5) Business Day period, the Borrowers receive new capital contributions or proceeds of newly issued Subordinated Indebtedness, the amount of the minimum EBITDA required to have been achieved during the applicable testing period and all future applicable testing periods for the remainder of the then current calendar year shall be deemed reduced dollar for dollar by the amount of the proceeds of such capital contributions or Subordinated Indebtedness received by the Borrowers for purposes of determining whether the required minimum level of EBITDA was achieved during each such testing period.

3.            LIMITED WAIVER.   Agent and Lenders hereby waive the Specified Event of Default effective as of the Effective Date of the Sixth Amendment, subject to the following:

(a)           The waiver of the Specified Event of Default is a one-time waiver with respect to the Specified Event of Default in existence as of the date hereof with respect to the fiscal month ended December 31, 2007, and shall not be deemed to constitute a waiver with respect to any other similar circumstance, nor a waiver of any other Event of Default, whether now existing or hereafter arising, including without limitation, on account of the breach of any other provision of the Agreement.

(b)           The limited waiver granted herein is made in reliance upon the representations, warranties, acknowledgements, and agreements of the Borrowers and Parent set forth herein.

4.           REPRESENTATIONS AND WARRANTIES. Each of the Borrowers and Parent hereby affirms to Agent and Lenders that all of its representations and warranties set forth in the Loan Agreement are true, complete and accurate in all respects as of the date hereof. Additionally, each of the Borrowers and Parent represents and warrants to Agent and Lenders the following:

(a)           Legally Enforceable Agreement. This Amendment is a legal, valid and binding obligation of the Borrowers and Parent enforceable against the Borrowers and Parent in accordance with its terms.

(b)           No Defaults. No Events of Default have occurred and are continuing as of the date hereof except for the Specified Event of Default.

5.           RELEASE. In consideration of Agent and Lenders entering into this Amendment, each of the Borrowers and Parent hereby releases and forever discharges Agent and Lenders, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, and each of them, from any and all claims, debts, Obligations, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, whether or not related to the subject matter of this Amendment or the other Loan Documents, which Borrowers or Parent now have or at any time may have held, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment. This release is fully effective on the date hereof. Agent and Lenders are not releasing Borrowers and Parent from any claims, debts, Obligations, demands, obligations, costs, expenses, actions or causes of action.

6.           CONDITIONS PRECEDENT. The effective date of this Amendment (the “Effective Date”) shall occur upon the receipt by Agent of (i) an executed copy of this Amendment by all parties hereto and (ii) any other documents executed in connection therewith.

7.           COSTS AND EXPENSES. Borrowers shall pay to Agent all of Agent's out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses; and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents. Agent shall be authorized to charge the Loan Account with such fees and expenses.

8.           MISCELLANEOUS. Each of the Borrowers and Parent confirms that the Loan Agreement and other Loan Documents remain in full force and effect without amendment or modification of any kind, except as expressly set forth in this Amendment. This Amendment shall be deemed to be a Loan Document and, together with the other Loan Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof.

9.            ACKNOWLEDGMENT OF OBLIGATIONS.  Each of the Borrowers and Parent hereby acknowledges and agrees that it is unconditionally liable to the Agent and Lenders for the full and timely payment of each of the Obligations under the Loan Agreement and the other Loan Documents plus all charges, fees, costs, and expenses that may arise under the Loan Agreement and other Loan Documents plus all attorneys' fees, disbursements and costs of collection incurred in connection with such Obligations by Agent and Lenders. Each of the Borrowers and Parent acknowledges and agrees that it does not have any defenses, counterclaims or set-offs with respect to the full and timely payment and performance of any or all Obligations under the Loan Documents.

10.            LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Loan Agreement and the other Loan Documents, the terms and provisions of this Amendment shall govern. In all other respects, the Loan Agreement and other Loan Documents, as amended and supplemented hereby, shall remain in full force and effect.

11.           COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BIG DOG HOLDINGS, INC., a Delaware corporation, as Parent

By:	/s/ Roberta J. Morris
Title:	CFO

BIG DOG USA, INC.,
California corporation, as a Borrower

By:	/s/ Roberta J. Morris
Title:	CFO

THE WALKING COMPANY,
Delaware corporation, as a Borrower

By:	/s/ Roberta J. Morris
Title:	CFO

WELLS FARGO RETAIL FINANCE, LLC,
a Delaware limited liability company, as Agent and as a Lender

By:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to he executed and delivered as of the date first above written.

BIG DOG HOLDINGS, INC., a Delaware corporation, as Parent

By:
Title:

BIG DOG USA, INC.,
California corporation, as a Borrower

By:
Title:

THE WALKING COMPANY,
Delaware corporation, as a Borrower

By:
Title:

WELLS FARGO RETAIL FINANCE, LLC,
a Delaware limited liability company, as Agent and as a Lender

By:	illegible
Title:	Senior Vice President